                                                                    (Exhibit 11)

                           INTERNATIONAL PAPER COMPANY
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)
                     (In millions, except per-share amounts)

                                                                        Three Months Ended                   Six Months Ended
                                                                             June 30,                            June 30,
                                                                --------------------------------    ----------------------------
                                                                    1998               1997           1998              1997
                                                                --------------    --------------    -----------    -------------
Net earnings (loss)                                              $         86     $       (419)     $      161      $     (385)
Reduction in minority interest expense, net of taxes, assuming conversion of preferred securities of subsidiary trust
                                                                --------------    --------------    -----------    -------------
Net earnings (loss) - assuming dilution                          $         86      $      (419)      $     161       $    (385)
                                                                --------------    --------------    -----------    -------------
                                                                --------------    --------------    -----------    -------------
Average common shares outstanding                                       306.7             301.1          304.5            300.9
Shares assumed to be repurchased using long-term
     incentive plan deferred compensation at average
     market price                                                        (0.8)             (0.7)          (0.8)            (0.7)
Shares assumed to be issued upon exercise of
      stock options, net of treasury buyback at average
      market price                                                        2.0                              1.9
Shares assumed to be issued upon conversion of preferred
      securities of subsidiary trust
                                                                --------------    --------------    -----------    -------------
Average common shares outstanding - assuming dilution                   307.9             300.4          305.6            300.2
                                                                --------------    --------------    -----------    -------------
                                                                --------------    --------------    -----------    -------------
Earnings (loss) per common share                                 $       0.28       $    (1.39)       $   0.53       $   (1.28)
                                                                --------------    --------------    -----------    -------------
                                                                --------------    --------------    -----------    -------------
Earnings (loss) per common share - assuming dilution             $       0.28       $    (1.39)       $   0.53       $   (1.28)
                                                                --------------    --------------    -----------    -------------
                                                                --------------    --------------    -----------    -------------


Note: If an amount does not appear in the above table, the security was antidilutive for the period presented.